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                                                                     EXHIBIT 3.1

                   CERTIFICATE OF AMENDMENT AND RESTATEMENT
                         OF ARTICLES OF INCORPORATION
                     OF PROLONG INTERNATIONAL CORPORATION


     PROLONG INTERNATIONAL CORPORATION, a Nevada corporation (the
"Corporation"), by its duly authorized officers, does hereby certify as follows:

     1. The board of directors of the Corporation by unanimous written consent dated as of December 1, 1996, passed a resolution declaring the advisability of amending and restating in their entirety the Articles of Incorporation of the Corporation to read as follows and calling stockholders' meeting to ratify said amendment and restatement:

                                   ARTICLE I
                                RESIDENT AGENT

     The name and address of the Corporation's resident agent is Nevada Agency and Trust Co., 50 W. Liberty St., Ste. 880, Reno, NV 89501.

                                  ARTICLE II
                                    PURPOSE

     The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.

                                  ARTICLE III
                                     STOCK

     Section 4.01.  Authorized Stock.  The total number of shares of stock this
     ------------   ----------------
Corporation is authorized to issue shall be Two Hundred Million (200,000,000) shares of stock, each share with a par value of one-tenth of one cent ($0.001). This stock shall be divided into two classes of stock to be designated as "Common Stock" and "Preferred Stock").

     Section 4.02.  Common Stock.  One Hundred fifty Million (150,000,000)
     ------------   ------------
shares of the authorized stock are designated "Common Stock." The holder of each share of Common Stock, when issued, shall have one (1) vote per share on all matters placed before the stockholders.

     Section 4.03.  Preferred Stock.  Fifty Million (50,000,000) shares of
     ------------   ---------------
authorized stock are designated "Preferred Stock." The Board of Directors of this Corporation is hereby authorized to issue the Preferred Stock at any time and from time to time, in one or more series and for such consideration as may be fixed from time to time by the then Board of Directors. The number of shares to comprise each such series, which number may be increased (except where otherwise provided by the Board of Directors in creating such series) or decreased (but not below the number of shares thereof then outstanding) shall be determined from time to time by the Board of Directors. The Board of Directors is hereby expressly authorized, before issuance of any shares of a particular series, to determine any and all designations, preferences and privileges, participating, optional or other special rights, or qualifications, restrictions or limitations thereof, pertaining to such series, including but not limited to:

             (a) Voting rights, if any, including, without limitation, the authority to confer voting rights as to specified matters or issues such as mergers, consolidations or sales of assets, or voting rights to be exercised either together with holders of common stock as a single class, or independently as a separate class;

             (b) Rights, if any, permitting the conversion or exchange of any such shares, at the option of the holder, into any other class or series of shares of this Corporation and the price or prices or the rates of exchange and any adjustment thereto at which such shares will be convertible or exchangeable;

             (c) The rate of dividends, if any, payable on shares of such series, the conditions and the dates upon which such dividends shall be payable and whether such dividends shall be cumulative or non-cumulative;

             (d) The amount payable on shares of such series in the event of any liquidation, dissolution or distribution of the assets of or winding up of the affairs of this Corporation;

             (e) Redemption, repurchase, retirement and sinking fund rights, preferences and limitation, if any, the amount payable on shares of such series in the event of such redemption, repurchase or retirement, the terms and conditions of any sinking fund and the manner which the foregoing is payable in preference to, or in relation to, the dividends payable on any other class or classes of stock; and

             (f) Any other preference and relative, participating, optional or other special rights and qualifications, limitations or restrictions of shares of such series not fixed and determination herein, to the extent permitted to do so by law.

                                  ARTICLE IV
                          DIRECTORS AND INCORPORATORS

     Section 5.01.  Governing Board of Directors.  The governing board shall be
     ------------   ----------------------------
styled "Board of Directors." Provided that the Corporation has at least one director, the number of directors may at any time or times be increased or decreased to a maximum number of nine (9) as provided in the bylaws.

     Section 5.02.  Current Directors.  The names and post office addresses of
     ------------   -----------------
the members of the current Board of Directors are as follows:

              NAME                       ADDRESS
              ----                       -------

              Elton Alderman             1210 N. Barsten Way
                                         Anaheim, CA 92806

              Ramon D. Pratt             1210 N. Barsten Way
                                         Anaheim, CA 92806

[STAMP]
FILED
IN THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA
MAY 07, 1997
NO. C5712-81
/s/ Dean Heller
DEAN HELLER, SECRETARY OF STATE
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              Thomas C. Billstein        1210 N. Barsten Way
                                         Anaheim, CA 92806

              Tom T. Kubota              1210 N. Barsten Way
                                         Anaheim, CA 92806

     These individuals shall serve as directors until the next annual meeting of shareholders or until their successors are elected and qualified.

     Section 5.04.  Incorporator.  The names and post office addresses of the
     ------------   ------------
incorporators signing these Articles of Incorporation are as follows:

              NAME                       ADDRESS
              ----                       -------

              Elton Alderman             1210 N. Barsten Way
                                         Anaheim, CA 92806

              Thomas C. Billstein        1210 N. Barsten Way
                                         Anaheim, CA 92806

                                   ARTICLE V
               CONTROL SHARES AND BUSINESS COMBINATION STATUTES

     The provision of NRS 78.378 through 78.3793, inclusive, and NRS 78.411 through 78.444, inclusive, shall not apply to this Corporation.

                                  ARTICLE VI
                      DIRECTORS' AND OFFICERS' LIABILITY

     No director or officer of the Corporation shall be personally liable to the Corporation or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer. However, the foregoing provision shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Any repeal or modification of this Article by the shareholders of the Corporation for acts or omissions prior to such repeal or modification.

                                  ARTICLE VII

     Section 8.01.  Right to Indemnity.  Subject to any restrictions set forth
     ------------   ------------------
in the bylaws of this Corporation, every person who was or is a party, or is threatened to be made party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney's fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise, as well as their rights under this Article.

     Section 8.02.  Expenses Advanced.  Subject to any restrictions set forth in
     ------------   -----------------
the bylaws of this Corporation, expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such director or officer acting as a director or officer shall be paid by the Corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the Corporation.

     Section 8.03.  Bylaws; Insurance.  Without limiting the application of the
     ------------   -----------------
foregoing, the Board of Directors may adopt bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, to limit the right of indemnification, and may cause the Corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer of the Corporation as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status, to the fullest extent permitted by the laws of the State of Nevada, whether or not the Corporation would have the power to indemnify such person.

     The indemnification and advancement of expenses provided in this article shall continue for a person who has ceased to be a director, officer, employee or agent, and inures to the benefit of the heirs, executors and administrators of such person.

     2. A Stockholders meeting was duly called, noticed and held on January 25, 1997. The stockholders voted by a vote of 20,703,408 shares to 80,000 shares to amend and restate the Articles of Incorporation of the Corporation as set forth in the Directors' resolution and exactly as set forth herein.

     IN WITNESS WHEREOF, the undersigned officers of the Corporation have executed this Certificate on April 16th, 1997.

                                       PROLONG INTERNATIONAL CORPORATION,
                                       A NEVADA CORPORATION

                                       By /s/ Elton Alderman
                                         ---------------------------------
                                         Elton Alderman, President

                                       By /s/ Thomas C. Billstein
                                         ---------------------------------
                                         Thomas C. Billstein, Secretary